UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

MANITEX INTERNATIONAL, INC.

(Name of Registrant as Specified in its Charter)

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April 23, 2021

Dear Manitex International, Inc. Stockholder:

You are cordially invited to attend the 2021 annual meeting of stockholders of Manitex International, Inc., which will be held on Thursday, June 3, 2021 at 11:00 a.m. (Central Daylight Time) at our principal executive offices located at 9725 Industrial Drive, Bridgeview, Illinois, 60455 and thereafter as it may be adjourned from time to time.

At this year’s annual meeting, you will be asked to:

1.	Elect eight (8) directors of the Company to hold office for one year or until their successors are duly elected and qualified;
2.	Ratify the appointment of Grant Thornton LLP as our Independent Registered Public Accounting Firm for fiscal 2021;
3.	Consider an advisory vote on the compensation of the Company’s named executive officers; and
4.	Transact such other business as may properly come before the meeting or any adjournments thereof.

Details of the matters to be considered at the meeting are contained in the attached notice of annual meeting and proxy statement, which we urge you to consider carefully.

As a stockholder, your vote is important. Whether or not you plan to attend the meeting, please complete, date, sign and return your proxy card promptly in the enclosed envelope which requires no postage if mailed in the United States. Alternatively, you may vote through the internet at www.proxyvote.com or by telephone at 1-800-690-6903. If you attend the meeting, you may vote in person if you wish, even if you have previously returned your proxy card provided that you are a stockholder of record or have a legal proxy from the bank or broker that holds the shares.

Thank you for your cooperation, continued support and interest in Manitex International, Inc.

Sincerely,

/s/ SHERMAN JUNG
Sherman Jung
Corporate Secretary

MANITEX INTERNATIONAL, INC.

9725 Industrial Drive

Bridgeview, Illinois 60455

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 3, 2021

11:00 a.m. (Central Daylight Time)

Notice is hereby given that the Annual Meeting of Stockholders of Manitex International, Inc. will be held at our principal executive offices located at 9725 Industrial Drive, Bridgeview, Illinois 60455 on Thursday, June 3, 2021 at 11:00 a.m. (Central Daylight Time) to consider and vote upon:

1.	Elect eight (8) directors of the Company to hold office for one year or until their successors are duly elected and qualified;
2.	Ratify the appointment of Grant Thornton LLP as our Independent Registered Public Accounting Firm for fiscal 2021;
3.	Consider an advisory vote on the compensation of the Company’s named executive officers; and
4.	Transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on April 9, 2021 as the record date for determination of the Stockholders entitled to notice of, and to vote at, the Annual Meeting. To assure that your shares will be represented at the Annual Meeting, please either (1) mark, sign, date and promptly return the accompanying Proxy in the enclosed envelope, (2) vote utilizing the automated telephone feature described in the Proxy, or (3) vote over the internet pursuant to the instructions set forth on the Proxy. You may revoke your Proxy at any time before it is voted provided that you are a stockholder of record or have in your possession a legal proxy from the bank or broker that holds the shares of record.

Stockholders are cordially invited to attend the meeting in person. Please indicate on the enclosed Proxy whether you plan to attend the meeting. Stockholders may vote in person if they attend the meeting even though they have executed and returned a Proxy. To obtain directions to be able to attend the meeting and vote in person, please contact Sherman Jung at the address set forth above.

By Order of the Board of Directors,

/s/ SHERMAN JUNG
Sherman Jung
Corporate Secretary

Dated: April 23, 2021

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON JUNE 3, 2021.

The Company’s Proxy Statement for the 2021 Annual Meeting of Stockholders and the Company’s

Annual Report on Form 10-K for the fiscal year ended December 31, 2020 are available at https://www.proxyvote.com/MNTX

MANITEX INTERNATIONAL, INC.

proxy statement

annual meeting of stockholders

INTRODUCTION

This Proxy Statement is furnished by the Board of Directors of Manitex International, Inc., a Michigan corporation (the “Company” or “Manitex”), in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held on Thursday, June 3, 2021, at 11:00 a.m. (Central Daylight Time), at the Company’s principal executive offices located at 9725 Industrial Drive, Bridgeview, Illinois 60455, and at any adjournments thereof. The Annual Meeting has been called to consider and vote upon (1) the election of eight Directors, (2) the ratification of the appointment of Grant Thornton LLP as our Independent Registered Public Accounting Firm for fiscal 2021, (3) consider an advisory vote on the compensation of our named executive officers and (4) such other business as may properly come before the Annual Meeting or any adjournment(s) thereof. This Proxy Statement and the accompanying Proxy are being sent to Stockholders on or about April 23, 2021.

Persons Making the Solicitation

The enclosed Proxy is solicited on behalf of our Board of Directors. The original solicitation will be by mail. Following the original solicitation, the Board of Directors expects that certain individual Stockholders will be further solicited through telephone or other oral communications from the Board of Directors. The Board of Directors does not intend to use specially engaged employees or paid solicitors and will not receive additional compensation for solicitation activities, but may be reimbursed for any out-of-pocket expenses in connection with solicitation. The Board of Directors intends to solicit Proxies for shares which are held of record by brokers, dealers, banks or voting trustees, or their nominees, and may pay the reasonable expenses of such record holders for completing the mailing of solicitation materials to persons for whom they hold shares. All solicitation expenses will be borne by the Company.

Terms of the Proxy

The enclosed Proxy indicates the matters to be acted upon at the Annual Meeting and provides boxes to be marked to indicate the manner in which the Stockholder’s shares are to be voted with respect to such matters. By appropriately marking the boxes, a Stockholder may specify whether the proxy holder shall vote for or against or shall be without authority to vote the shares represented by the Proxy. The Proxy also confers upon the proxy holder discretionary voting authority with respect to such other business as may properly come before the Annual Meeting.

If the Proxy is executed properly and is received by the proxy holder prior to the Annual Meeting, the shares represented by the Proxy will be voted.

Abstentions or “withhold” votes, as applicable, are not counted as voting under applicable state law and our bylaws and accordingly, will not have an effect on any proposal. Broker non-votes will similarly have no effect on any proposal. If your shares are held in “street name” through a broker, bank or other nominee and you do not provide voting instructions, your broker, bank or other nominee may vote your shares on your behalf under certain circumstances.

On certain “routine” matters, such as the ratification of the selection of the independent registered public accounting firm, brokerage firms may vote their customers’ shares if their customers do not provide voting instructions. When a brokerage firm votes its customers’ shares on a routine matter without receiving voting instructions, these shares are counted both for establishing a quorum to conduct business at the annual meeting and in determining the number of shares voted “For” or “Against” the routine matter.

On “non-routine” matters, if the brokerage firm has not received instructions from the stockholder, the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.” Broker non-votes are only counted for establishing a quorum and will have no effect on the outcome of the vote.

Proposal 2 (ratification of the appointment of the independent registered public accounting firm) is a matter that the Company believes will be designated “routine.” A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with such proposals. However, Proposal 1 (election of directors) and Proposal 3 (consider an advisory vote on the compensation of our named executive officers), are each matters that the Company believes will be considered “non-routine.” Accordingly, a broker or other nominee cannot vote without instructions on such non-routine matters.

We encourage you to provide instructions to your brokerage firm by voting your proxy. This action ensures your shares will be voted at the annual meeting.

Due to stock market rules, your broker will NOT be able to vote your shares with respect to the election of Directors if you have not provided directions to your broker. We therefore strongly encourage you to submit your Proxy and exercise your right to vote as a Stockholder.

A Proxy may be revoked at any time prior to its exercise by giving written notice of the revocation thereof to Sherman Jung, Corporate Secretary, 9725 Industrial Drive, Bridgeview, Illinois 60455, by attending the meeting and electing to vote in person, or by properly submitting a duly executed Proxy bearing a later date. If you own shares in street name, you should ask your broker or bank for a legal proxy to bring with you to the meeting. If you do not receive the legal proxy in time, however, you will not be able to vote your shares at the meeting.

VOTING RIGHTS AND REQUIREMENTS

Voting Securities

The securities entitled to vote at the Annual Meeting consist of all of our outstanding shares of common stock, no par value per share (“Common Stock”). The close of business on April 9, 2021 has been fixed by our Board of Directors as the record date. Only Stockholders of record as of the record date may vote at the Annual Meeting. As of April 9, 2021, there were 19,900,790 outstanding shares of Common Stock entitled to vote at the Annual Meeting. Each Stockholder will be entitled to one vote on each matter considered at the Annual Meeting for each outstanding share of Common Stock owned by such Stockholder as of the record date.

Quorum

The presence at the Annual Meeting of the holders of record of a number of shares of Common Stock and Proxies representing the right to vote shares of the Common Stock in excess of one-half of the number of shares of the Common Stock outstanding and entitled to vote as of the record date (19,900,790 shares) will constitute a quorum for transacting business.

Votes needed for Passage of Proposals

The following voting standards apply for the proposals presented at the Annual Meeting:

•	The director nominees receiving a plurality of the votes cast will be elected; and
•

The ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for fiscal 2021 (Proposal 2) and the approval, by an advisory vote, of executive compensation (Proposal 3) each requires the affirmative vote of a majority of the votes cast at the meeting.

Abstentions or “withhold” votes, as applicable, are not counted as voting under applicable state law and our bylaws and accordingly, will not have an effect on any proposal. Broker non-votes will similarly have no effect on any proposal.

Although the advisory vote on Proposal 3 is non-binding, as provided by law, our Board of Directors will review the results of the vote and will take them into account in making a determination concerning executive compensation.

PRINCIPAL STOCKHOLDERS

The following table sets forth with respect to the beneficial ownership of our Common Stock by: (i) each person known by us to beneficially own more than 5% of our Common Stock; (ii) each Director and nominee for Director; (iii) each executive officer named in the Summary Compensation Table; and (iv) all of our executive officers and Directors as a group. Except as otherwise indicated, each Stockholder listed below has sole voting and investment power with respect to the shares beneficially owned by such person.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Percentage of Common Stock Beneficially Owned(2)
5% Stockholders
Terex Corporation (3)	1,138,581	5.72%
Tadano Ltd. (4)	2,927,802	14.71%
Pacific Ridge Capital Partners (5)	1,077,747	5.42%
Named Executive Officers and Directors
David J. Langevin	907,517	4.56%
Steve Filipov	73,186	*
Ronald M. Clark	67,107	*
Robert S. Gigliotti	92,940	*
Frederick B. Knox	50,107	*
Marvin B. Rosenberg	85,940	*
Ingo Schiller (6)	—	*
Stephen J. Tober	76,595	*
Steve Kiefer	30,711	*
Joseph Doolan	3,300	*
All Current Directors and Officers as a Group (10 persons)	1,387,403	6.97%

*	Less than 1%
(1)	Unless noted otherwise, the business address of each beneficial owner is 9725 Industrial Drive, Bridgeview, Illinois 60455.
(2)

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) and generally includes voting and investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, each share of Common Stock subject to options held by that person that will become exercisable within sixty (60) days of April 9, 2021 is deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. These percentages were calculated using the 19,900,790 shares of Common Stock outstanding on April 9, 2021.

(3)

Terex Corporation (“Terex”) filed a Schedule 13G with the SEC on January 7, 2015, which indicates that Terex is the beneficial owner of 1,108,156 shares of our Common Stock. Terex indicated in the 13G that it has the sole power to vote or to direct the vote of 1,108,156 shares of our Common Stock and the sole power to dispose or to direct the disposition of 1,108,156 shares of our Common Stock.

An additional 30,425 shares of our common stock were delivered to Terex on March 1, 2016 and has been added to the number of shares shown as beneficially owned per the 13G dated January 7, 2015. The Company believes that Terex has the sole power to vote or to direct the vote of the additional 30,425 shares of our Common Stock and the sole power to dispose or to direct the disposition of the additional 30,425 shares of our Common Stock. The business address of Terex is 200 Nyala Farm Road, Westport, Connecticut 06880.

(4)

Based solely on an amendment to Schedule 13D filed with the SEC on March 23, 2021. Tadano Ltd. (“Tadano”) is the beneficial owner of 2,927,802 shares of our Common Stock. Tadano has the sole power to vote or to direct the vote of 2,927,802 shares of our Common Stock and the sole power to dispose or to direct the disposition of 2,927,802 shares of our Common Stock. The business address of Tadano is Ko-34, Shinden-Cho, Takamatsu, Kagawa 761-0185 Japan.

(5)

Based solely on Schedule 13G filed with the SEC on February 11, 2021, Pacific Ridge Capital Partners, LLC is the beneficial owner of 1,077,747 shares of our Common Stock. Pacific Ridge Capital Partners, LLC has the sole power to vote or to direct the vote of 981,437 shares of our Common Stock and the sole power to dispose or to direct the disposition of 1,077,747 shares of our Common Stock. The business address of Pacific Ridge Capital Partners, LLC is 4900 Meadows Rd, Suite 320, Lake Oswego, OR 97035.

(6)

Ingo Schiller is a director of Manitex and an employee of Tadano Ltd. (“Tadano”). He serves as a director of Manitex pursuant to Tadano’s right under the Securities Purchase Agreement, dated as of May 24, 2018, by and between Manitex and Tadano, to nominate one individual to serve on the Board of Directors of Manitex. All shares received by Mr. Schiller in connection with his service as a director of Manitex have been assigned to Tadano under the terms of Mr. Schiller’s arrangement with Tadano. As a result, Mr. Schiller disclaims any pecuniary interest in these shares.

Equity Compensation Plan Information

The following table provides information, as of December 31, 2020, regarding the compensation plans under which our equity securities are authorized for issuance. We do not have any equity compensation plans that have not been approved by our Stockholders.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted- average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by Stockholders	276,086	(1)	n.a.	(2)	455,615	(3)

(1)	Represents outstanding restricted stock units and stock options issued under the Company’s former Second Amended and Restated 2004 Equity Incentive Plan and the 2019 Equity Incentive Plan.
(2)	Outstanding restricted stock units reflected in column (a) vest based on award recipient’s continuous service with the Company and accordingly no exercise price is shown in column (b).
(3)

Represents shares available for issuance under our 2019 Equity Incentive Plan. As of the record date, 326,660 shares were available for future issuance under the 2019 Equity Incentive Plan as 129,800 shares were granted and 845 shares were forfeited during the first quarter of 2021.

MATTERS TO BE ACTED UPON

PROPOSAL 1:	ELECTION OF DIRECTORS

Directors

The nominees for the Board of Directors are set forth below. Our bylaws provide for the annual election of Directors and grant the Board the power to set the number of Directors at no less than one (1) and no more than eight (8). The size of our Board is currently set at eight (8) Directors and each Director position will be filled by election at the Annual Meeting to be held on June 3, 2021.

Eight (8) persons have been nominated by the Board of Directors to serve as Directors until the 2022 Annual Meeting of Stockholders. The Board of Directors recommends that each nominee, Ronald M. Clark, Steve Filipov, Robert S. Gigliotti, Frederick B. Knox, David J. Langevin, Marvin B. Rosenberg, Ingo Schiller and Stephen J. Tober, be elected to serve until the 2022 Annual Meeting of Stockholders. Information on the background and qualification of the nominees is set forth below.

The Board knows of no reason why any nominee for Director would be unable to serve as a Director. In the event that any of them should become unavailable prior to the Annual Meeting, the Proxies will be voted for a substitute nominee or nominees designated by the Board of Directors, or the number of Directors may be reduced accordingly. In no event will the Proxies be voted for more than eight (8) persons.

Pursuant to our Director Resignation Policy, in the event of an uncontested election, as is the case this year, any nominee for director who is a current director and receives less than a majority of the votes cast in person or by proxy at the Annual Meeting of Stockholders shall tender their resignation from the Board. While the Board does not believe that in each such case a director should necessarily leave the Board, this presents an opportunity for the Board, through its Committee on Directors and Board Governance, to consider the resignation offer.

Vote Required

The favorable vote of a plurality of the shares of Common Stock present in person or by proxy at the Annual Meeting is required for the election of each nominee for Director. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF THE NOMINEES LISTED BELOW.

NOMINEES FOR DIRECTOR

Nominees to Serve Until the 2022 Annual Meeting

Name	Age	Director Since	Positions Held
Ronald M. Clark	73	2010	Director
Steve Filipov	52	2019	Director and Chief Executive Officer
Robert S. Gigliotti	72	2004	Director
Frederick B. Knox	80	2013	Director
David J. Langevin	70	2006	Director and Executive Chairman
Marvin B. Rosenberg	80	2006	Director
Ingo Schiller	53	2018	Director
Stephen J. Tober	56	2007	Director

The following is information about the experience and attributes of the nominees for Director. The experience and attributes described below illustrate the reasons that these individuals were nominated for re-election to the Board.

Ronald M. Clark, Age 73, joined our Board of Directors in 2010. In 2013, Mr. Clark was elected to the Board of Directors of Allianz Life Insurance Company of New York. Mr. Clark was the Chief Investment Officer of Allianz of America, Inc. from 2000 until he retired on December 31, 2011. From 1990 until 2000, Mr. Clark was the Chief Operating Officer for Allianz of America, Inc. In 2014 Mr. Clark was elected to the Boards of Directors of Allianz Life Insurance Company of North America and served on the Board of Directors at Fireman’s Fund

Insurance Company from 2014—2017. In January 2015, Mr. Clark was elected to the Board of Directors of Allianz Reinsurance America, Inc. Mr. Clark has both a Bachelor of Science in Industrial Engineering and a Master of Business Administration in Finance and Real Estate from the University of Wisconsin. Mr. Clark is being re-nominated as a Director because, among his other qualifications, he possesses experience and/or expertise in the following areas: capital markets, strategy development, mergers and acquisitions, operations, and executive compensation.

Steve Filipov, Age 52, has been a director and our Chief Executive Officer since September 2019. Prior to joining the Company, Mr. Filipov worked for Terex Corporation, a global manufacturer of construction and port equipment. He served as Group President, Global Cranes Segment, from November 2016 to August 2019, Group President and Chief Executive Officer, Terex Material Handling and Port Solutions AG from 2013 to August 2019, and in various other roles with Terex Corporation since 1995.  Mr. Filipov is being re-nominated as a director because of his familiarity with Manitex’s business operations and strategy as our Chief Executive Officer and his extensive history of leadership experience in the industrial equipment industry, as well as because it is the Company’s traditional practice to have its Chief Executive Officer serve as a member of the Board.

Robert S. Gigliotti, Registered, non-practicing CPA, CGMA (Certified Global Management Accountant), Age 73, joined our Board of Directors in 2004. Mr. Gigliotti was previously a tax and business development partner with Rehmann, a CPA and business consulting firm. Mr. Gigliotti retired on December 31, 2014 but continues to provide services as a consultant. Prior to its merger with Rehmann in 2005, Mr. Gigliotti was Managing Partner for the firm of Perrin Fordree & Company, P.C. in Troy, Michigan. Mr. Gigliotti was granted his Certified Public Accountant’s license in 1972 and joined the firm of Perrin, Fordree & Company, P.C. in 1976 after six years in the tax department of the Detroit office of Arthur Andersen & Company. His specialties include estate and financial planning, mergers and acquisitions, and corporate taxation. Mr. Gigliotti has a Bachelor Degree in Business from Alma College. He is a life member of both the American Institute of Certified Public Accountants and the Michigan Association of Certified Public Accountants. Mr. Gigliotti is being re-nominated as a Director because, among his other qualifications, he possesses experience and/or expertise in the following areas: Manitex business knowledge, knowledge of Manitex’s industry and market, accounting and finance, tax, merger and acquisitions and executive compensation.

Frederick B. Knox, Age 80, joined our Board of Directors in September 2013. Mr. Knox has managed, operated and led numerous merger and acquisitions in large scrap and other metal businesses. Currently, Mr. Knox provides consulting services to the scrap industry. From 2008 until April 1, 2015, Mr. Knox served as a Vice President and Chief Operating Officer of Mercer Company/Scholz. Mr. Knox was one of the original founders of Mercer Company, a company that was formed in 1986. Mr. Knox was a Vice President of the Mercer Company from its inception and also became its Chief Operating Officer in 1994. Mr. Knox held the position of Vice President and Chief Operating Officer for the Mercer Company until the Company was sold in 2008. Earlier in his career, Mr. Knox held various positions at Warren Scrap, Whittaker Corp., Rainbow Metals and Blaw Knox Corporation. Mr. Knox has his Bachelor of Sciences degree in Metallurgical Engineering from The Ohio State University. Mr. Knox is being re-nominated as a Director because, among his other qualifications, he possesses experience and/or expertise in the following areas: strategy development, mergers and acquisitions, and operations.

David J. Langevin, Age 70, has been our Executive Chairman since September 2019, and was previously Chairman of our Board of Directors and our Chief Executive Officer from July 2006 until September 2019. Mr. Langevin was the Chairman and Chief Executive Officer of Manitex, Inc., a leading provider of engineered lift solutions (and one of our subsidiaries), from 2003 until joining our company. Mr. Langevin has a Bachelor of Science from Illinois State University and a Master of Business Administration from DePaul University. Mr. Langevin is being re-nominated as a Director because, among his other qualifications, he possesses experience and/or expertise in the following areas: Manitex business knowledge, knowledge of Manitex’s industry and market, manufacturing, distribution, mergers and acquisitions, and executive compensation.

Marvin B. Rosenberg, Age 80, joined our Board of Directors in 2006. Mr. Rosenberg was previously Senior Vice President, General Counsel and a Director of Terex Corporation, a publicly-traded company principally engaged in the manufacture and sale of heavy equipment. Mr. Rosenberg retired from Terex Corporation in 1997 and retired from its Board of Directors in 2002. He was also a Director of Fruehauf Trailer Corporation from 1992 to 1996. Mr. Rosenberg holds a Bachelor of Science degree from the State University of New York at Stony Brook and a Juris Doctor degree from New York University School of Law. Mr. Rosenberg is being re-nominated as a Director because, among his other qualifications, he possesses experience and/or expertise in the following areas: Manitex business knowledge, knowledge of Manitex’s industry and market, manufacturing, distribution, mergers and acquisitions, and executive compensation.

Ingo Schiller, Age 53, joined our Board of Directors in 2018. Mr. Schiller is currently President and Chief Executive Officer at Tadano America Corporation. From January 2008 to April 2016 Mr. Schiller held various executive positions at Manitowoc Cranes, where he was responsible for tasks such as new product development planning, leading the Global Crane Care Division, and managing the Global Marketing Team through the Bauma, ConExpo-Con/Agg, and Bauma China trade fairs. Mr. Schiller currently serves on the Specialized Carriers and Rigging Association’s Board of Directors, is the 2019 Chair of the Crane and Rigging Group, and is a former Chairman of the Allied Group Governing Committee. He also served on the Association of Equipment Manufacturer and Construction Equipment Sector Board. Mr. Schiller holds a Master of Business Administration degree from George Mason University and a Bachelor of Science degree in Mechanical Engineering from the University of Virginia. Mr. Schiller is being re-nominated as a Director because, among his other qualifications, he possesses experience and/or expertise in the following areas: Manitex business knowledge, knowledge of Manitex’s industry and market, manufacturing, distribution, mergers and acquisitions, and executive compensation.

Stephen J. Tober, Age 56, joined our Board of Directors in 2007. Mr. Tober is currently the Chief Executive Officer of Perspectus LLC. From January 2019 to December 2019, Mr. Tober served as President of Tiber Health Corporation, a healthcare education company operating medical and health science schools. From April 2012 to May 2018, Mr. Tober served as Chief Executive Officer of Career Step, LLC, an online school offering career focused education and corporate training. From April 2009 to March 2012, Mr. Tober was the Chief Executive Officer of American InterContinental University and President of AIU Online, a Career Education Corporation school. From October 2008 until April 2009, Mr. Tober served as Chief Operating Officer of American InterContinental University. From April 2007 until September 2008, Mr. Tober served as the Managing Director and head of the Corporate and Business Services Group of ThinkEquity Partners, LLC, and a boutique institutional investment firm. Mr. Tober has a Bachelor of Arts from Amherst College and a Juris Doctor from the University of Virginia School of Law. Mr. Tober is being re-nominated as a Director because, among his other qualifications, he possesses experience and/or expertise in the following areas: Manitex business knowledge, knowledge of Manitex’s industry and market, finance and capital markets, operations management, mergers and acquisitions, strategy development, and executive compensation.

Executive Officers of the Company who are not also Directors

Steve Kiefer, Age 54, has served as President and Chief Operating Officer since December 2017. Mr. Kiefer was our President, North America from September 2017 to December 2017, Executive Vice President of Sales & Marketing from January 2016 to August 2017, and President of Manitex Sabre (one of our former subsidiaries) during 2015. Prior to joining our company, Mr. Kiefer held various general management, sales & marketing and new product development positions with Eaton Corporation, Hendrickson International, Intellitec Products and Pettibone Heavy Equipment Group, most recently serving as Vice President of Sales, Marketing and Business Development for the Pettibone Heavy Equipment Group from 2010 to April 2015. Mr. Kiefer has his Bachelor of Science in Mechanical Engineering from Valparaiso University, and his Master of Business Administration from Western Michigan University.

Joseph Doolan, Age 57, has served as Chief Financial Officer since October 2020. Prior to joining our company, Mr. Doolan served as a consultant for Rank Group from 2019 to 2020.  From 2016 to 2019, Mr. Doolan served as the Vice President – Finance of Fram Group Holdings Inc., a supplier of a broad range of automotive products. From 2012 to 2016, he served as Vice President – Finance of UCI-FRAM Inc., a manufacturer of aftermarket auto parts. Mr. Doolan has his Bachelor of Science and a Masters in Accountancy from DePaul University and a Masters of Financial Markets and Trading from Illinois Institute of Technology.

Board Leadership Structure and Role in Risk Oversight

Mr. Langevin serves as the Executive Chairman of our Board of Directors of our company and Mr. Filipov serves as our Chief Executive Officer. We have determined that this leadership structure is appropriate because:

•

Separate Executive Chairman and Chief Executive Officer roles allows the Executive Chairman to focus on key strategic issues, Board leadership and communication and the Chief Executive Officer to be able to focus on the day-to-day business and affairs of the Company;

•	It promotes unified leadership and direction for our Company;
•	It allows for a single, clear focus for management to execute our Company’s strategic initiatives and business plans;
•	The Executive Chairman is in the best position to chair Board meetings and to ensure that the key business issues and risks facing our Company are brought to the Board’s attention; and
•	We believe that we can more effectively execute our strategy and business plans to maximize stockholder value if the Executive Chairman of the Board is also a member of the management team.

We do not currently have a lead independent director.

Risk Oversight

Our Board of Directors has oversight responsibility for the Company’s risk management process. The Board administers its oversight function through its committees but retains responsibility for general oversight of risks. The committee chairs are responsible for reporting findings regarding material risk exposure to the Board as quickly as possible. The Board has delegated to the Audit Committee oversight responsibility to review our major financial risk exposures and management’s financial risk management process, including the policies and guidelines used by management to identify, assess and manage the Company’s exposure to financial risk. Our Committee on Directors and Board Governance monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Policy on Hedging of Shares

The Company’s Insider Trading Policy does not allow employees, officers, directors or anyone associated with the Company to engage in hedging transactions with respect to their shares. Although not limited to these specific types of transactions, under the Company’s policy both short sales and trading in options are specifically prohibited.

Board of Directors Meetings and Committees

The Board of Directors manages and directs the management of the business of our company. During the fiscal year ended December 31, 2020, there were four meetings of the Board of Directors. All of our Directors attended all of the meetings of the Board of Directors. All our Directors on the Audit Committee participated in the four Audit Committee meetings held during the year. All our Directors on the Compensation Committee attended the three Compensation Committee meetings held during the year. All Committee members participated in all the Committee meetings on which they served.

Our Directors are expected to attend Annual Meetings of Stockholders except where attendance is impractical due to illness or unavoidable scheduling conflicts. The 2020 Annual Meeting of Stockholders was attended by all of our Directors.

The Board has established three (3) standing committees—the Compensation Committee, the Audit Committee, and the Committee on Directors and Board Governance. The principal functions of these committees are briefly described below. The charters of the Compensation Committee, the Audit Committee, and the Committee on Directors and Board Governance are posted in the “Investor Relations” section of our website, www.manitexinternational.com, and paper copies will be provided upon request to the office of the Corporate Secretary, Manitex International, Inc., 9725 Industrial Drive, Bridgeview, Illinois 60455.

Corporate Governance

Director Independence

The Board of Directors has determined that six of our eight directors are independent under NASDAQ Rule 5605(a)(2). These independent directors are: Ronald M. Clark, Robert S. Gigliotti, Frederick B. Knox, Marvin B. Rosenberg, Ingo Schiller and Stephen J. Tober. Each of the directors serving on the Compensation Committee, the Audit Committee, and the Committee on Directors and Board Governance are also independent under the NASDAQ independence standards applicable to members of such committees.  In evaluating Mr. Rosenberg’s independence, the Board considered the consulting relationship between Mr. Rosenberg and the Company and concluded that such relationship did not adversely affect Mr. Rosenberg’s independence from management.

Compensation Committee

In general, the Compensation Committee reviews and makes recommendations regarding the compensation of our executive officers and certain other management staff. In addition, our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

The Compensation Committee approves the compensation of the Company’s named executive officers. The committee also approves bonus and equity awards and establishes performance objectives. The Compensation Committee evaluates the performance of our Chief Executive Officer and determines his compensation based on this evaluation. With respect to the other named executive officers, the committee considers the Chief Executive Officer’s input as to performance evaluations and recommended compensation arrangements. The compensation of all named executive officers is subject to the final approval of the committee.

The current members of the Compensation Committee are Ronald M. Clark (Chairman), Robert S. Gigliotti, Frederick B. Knox, and Stephen J. Tober. The members of the Compensation Committee are “independent directors” as that term is defined in NASDAQ Rule 5605(a)(2). The Compensation Committee members met with all our Directors three times during the year ended December 31, 2020.

Audit Committee

The Audit Committee, which was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, assists the Board in monitoring (1) the integrity of our financial statements; (2) the independent auditor’s qualifications and independence; (3) the performance of our internal control function and independent auditors; and (4) our compliance with legal and regulatory requirements. In addition, our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures.

The current members of the Audit Committee are Ronald M. Clark, Robert S. Gigliotti (Chairman), Frederick B. Knox and Stephen J. Tober. The members of the Audit Committee are “independent directors” as that term is defined in NASDAQ Rule 5605(a)(2), NASDAQ Rule 5605(c)(2)(A), and Rule 10A-3 as promulgated under the Securities Exchange Act of 1934, as amended. The Board of Directors has determined that Mr. Gigliotti is an “audit committee financial expert” as defined by Item 407(d)(5)(ii) of Regulation S-K. The Audit Committee met four times during the year ended December 31, 2020.

Meetings of Non-Employee Directors

The non-employee directors of the Board of Directors typically meet in executive session without management present either prior to or immediately following each scheduled Board Meeting, and as otherwise needed. When the non-employee directors of the Board of Directors or respective committees meet in executive session without management, a temporary chair is selected from among the directors to preside at the executive session.

Communication with the Board of Directors

Correspondence for any member of our Board of Directors may be sent to such Director’s attention: c/o Corporate Secretary, Manitex International, Inc., 9725 Industrial Drive, Bridgeview, Illinois 60455. Any written communication will be forwarded to the Board of Directors for its consideration.

Committee on Directors and Board Governance

The Committee on Directors and Board Governance reviews the performance of our Directors, recommends nominees for election or reelection to the Board, and evaluates and makes recommendations regarding our governance practices. The Committee on Directors and Board Governance will consider nominees recommended by Stockholders provided such recommendations are made in accordance with the procedures described in this Proxy Statement below under “Procedure for Stockholder Recommendations to the Committee on Directors and Board Governance for Potential Director Nominees” and under “Stockholder Proposals.” In addition, our Committee on Directors and Board Governance monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper conduct. The current members of the Committee on Directors and Board Governance are Ronald M. Clark and Robert S. Gigliotti.

The members of the Committee on Directors and Board Governance did not meet as a separate committee during the year ended December 31, 2020, however, the committee met with the entire Board to consider certain matters, including the nomination of Directors, and presented their recommendations to the Board.

Principal Functions

The principal functions of the Committee on Directors and Board Governance are to:

•	Consider and recommend to the Board qualified candidates for election as directors of our company;
•	Periodically prepare and submit to the Board for adoption the Committee on Directors and Board Governance selection criteria for director nominees;
•	Recommend to the Board and management a process for new Board member orientation;
•	Consider matters of corporate governance and Board practices and recommend improvements to the Board;
•	Review periodically our articles of incorporation and bylaws in light of statutory changes and current best practices;
•	Review periodically the charter, responsibilities, membership and chairmanship of each committee of the Board and recommend appropriate changes;
•	Review Director independence, conflicts of interest, qualifications and conduct and recommend to the Board removal of a Director when appropriate; and
•	Annually assess the Committee on Directors and Board Governance’s performance.

Nominating Procedures

The Board has adopted membership guidelines that outline the desired composition of the Board and the criteria to be used in selecting directors. These guidelines provide that the Board should be composed of directors with a variety of experience and backgrounds, who have high-level managerial experience in a complex organization and who represent the balanced interests of stockholders as a whole rather than those of special interest groups. Other important factors in Board composition include diversity, age, international background and experience and specialized expertise. A significant majority of the Board should be Directors who are not our past or present employees or significant stockholders, customers or suppliers.

In considering candidates for the Board, the Committee on Directors and Board Governance considers the entirety of each candidate’s credentials and does not have any specific, minimum qualifications that must be met by a Board nominee. The Committee on Directors and Board Governance is guided by the composition guidelines set forth above and by the following basic selection criteria: highest character, integrity and experience.

The Committee on Directors and Board Governance will consider written recommendations from stockholders for potential nominees for director that are made in accordance with the procedure set forth below. The Committee on Directors and Board Governance will apply the same criteria to all candidates it considers, including any candidates submitted by stockholders. The committee evaluates each incumbent director to determine whether he or she should be nominated to stand for reelection, based on the types of criteria outlined above as well as the director’s contributions to the Board of Directors during their current term.

Procedure for Stockholder Recommendations to the Committee on Directors and Board Governance for Potential Director Nominees

The Committee on Directors and Board Governance will consider written recommendations from stockholders for potential nominees for director. The names of suggested nominees, together with the information set forth below, should be submitted for consideration in accordance with the directions for proposals to be considered for inclusion in the Company’s proxy materials described in the section below entitled “Stockholder Proposals.” Timely nominations will be considered but may not be part of the slate nominated by our Board and, accordingly, would not be included in our proxy materials.

In order to be a valid submission for recommendation to the Committee on Directors and Board Governance for a potential nominee, the form of recommendation must set forth:

•	Biographical information about the candidate and a statement about his or her qualifications;
•

Any other information required to be disclosed about the candidate under the Securities and Exchange Commission’s proxy rules (including the candidate’s written consent to being named in the proxy statement and to serve as a director, if nominated and elected); and

•	The names and addresses of the stockholder(s) recommending the candidate for consideration and the number of shares of our common stock beneficially owned by each.

Executive COMPENSATION

The following is a discussion and analysis of compensation arrangements of our Named Executive Officers or “NEOs.”  This discussion contained forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs.  Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

Summary Compensation Table

The following table sets forth the total compensation earned by our named executive officers in fiscal years  2020 and 2019.

Name and Principal Position	Year	Salary	Bonus		Stock Awards		Option Awards		Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation		Total
David J. Langevin (18)	2020	$350,000	—		$77,300	(1)	—		—	—	$61,024	(2)	$488,324
Executive Chairman	2019	$405,891	$100,000	(3)	$58,900	(4)	—		—	—	$61,036	(5)	$625,827
Steve Filipov (19)	2020	$366,667	$50,000	(6)	$77,300	(7)	—		—	—	$32,943	(8)	$526,910
Chief Executive Officer	2019	$116,713	$175,000	(9)	$369,350	(10)	$138,000	(10)	—	—	$6,046	(11)	$805,109
Steve Kiefer	2020	$277,750	$40,000	(12)	$128,900	(13)					$45,386	(14)	$492,036
Chief Operating Officer	2019	$275,000	$137,500	(15)	$106,500	(16)					$41,526	(17)	$560,526

(1)

Mr. Langevin was awarded 10,000 restricted stock units which had a fair value of $77,300 based on closing price of $7.73 on March 8, 2021, the date of grant. Consistent with recent practice, the Company made awards to the NEOs in March 2021 in connection with 2020 compensation determinations.

(2)

Represents a $18,000 auto allowance, $25,000 of premiums paid in connection with whole life insurance policy purchased by the Company that is owned by the employee, $6,000 of 401(k) matching contributions, $10,500 in private club dues and $1,524 for group life insurance premiums.

(3)	Mr. Langevin was awarded a discretionary bonus of $100,000 for 2019.
(4)

Mr. Langevin was awarded 10,000 restricted stock units which had a fair value of $58,900 based on closing price of $5.89 on March 6, 2020, the date of grant. Consistent with recent practice, the Company made awards to the NEOs in March 2020 in connection with 2019 compensation determinations. These awards were inadvertently omitted as 2019 fiscal year compensation in the Company’s Proxy Statement for its 2020 Annual Meeting of Stockholders.

(5)

Represents a $18,000 auto allowance, $25,000 of premiums paid in connection with whole life insurance policy purchased by the Company that is owned by the employee, $6,000 of 401(k) matching contributions, $10,500 in private club dues and $1,536 for group life insurance premiums.

(6)	Mr. Filipov was awarded a bonus of $50,000 for 2020.
(7)

Mr. Filipov was awarded 10,000 restricted stock units which had a fair value of $77,300 based on closing price of $7.73 on March 8, 2021, the date of grant. Consistent with recent practice, the Company made awards to the NEOs in March 2021 in connection with 2020 compensation determinations.

(8)	Represents a $18,000 auto allowance, $14,667 of 401(k) matching contributions and $276 for group life insurance premiums.
(9)	Steve Filipov was awarded a discretionary bonus of $175,000 for 2019.
(10)

Mr. Filipov was awarded 15,000 restricted stock units which had a fair value of $88,350 based on closing price of $5.89 on March 6, 2020, the date of grant. Consistent with recent practice, the Company made awards to the NEOs in March 2020 in connection with 2019 compensation determinations. These awards were inadvertently omitted as 2019 fiscal year compensation in the Company’s Proxy Statement for its 2020 Annual Meeting of Stockholders. Mr. Filipov was also awarded 50,000 restricted stock units which had a fair value of $281,000 based on closing price of $5.62 on September 1, 2019 and 50,000 stock options valued at $138,000 using various assumptions calculated under the Black-Scholes option pricing model when he became CEO on September 1, 2019 (See Note 21 to our Consolidated Financial Statements in our 2019 Annual Report on Form 10-K).

(11)	Represents a $6,000 auto allowance and $46 for group life insurance premiums.

(12)	Mr. Kiefer was awarded a bonus of $40,000 for 2020.
(13)

Mr. Kiefer was awarded 10,000 restricted stock units which had a fair value of $77,300 based on closing price of $7.73 on March 8, 2021, the date of grant. Consistent with recent practice, the Company made awards to the NEOs in March 2021 in connection with 2020 compensation determinations. Mr. Kiefer was also awarded 10,000 restricted stock units which had a fair value of $51,600 based on closing price of $5.16 on January 1, 2020.

(14)

Represents a $9,000 auto allowance, $25,000 of premiums paid in connection with whole life insurance policy purchased by the Company that is owned by the employee, $11,110 of 401(k) matching contributions and $276 for group life insurance premiums.

(15)	Mr. Kiefer was awarded a discretionary bonus of $137,500 for 2019.
(16)

Mr. Kiefer was awarded 10,000 restricted stock units which had a fair value of $58,900 based on closing price of $5.89 on March 6, 2020, the date of grant. Consistent with recent practice, the Company made awards to the NEOs in March 2020 in connection with 2019 compensation determinations. These awards were inadvertently omitted as 2019 fiscal year compensation in the Company’s Proxy Statement for its 2020 Annual Meeting of Stockholders. Mr. Kiefer was also awarded 8,000 restricted stock units which had a fair value of $47,600 based on closing price of $5.95 on December 31, 2019.

(17)

Represents a $9,000 auto allowance, $21,250 of payments for insurance premiums paid in connection with the whole life policy purchase by the Company that is owned by employee, $11,000 of 401(k) matching contributions, and $276 for group life insurance premiums.

(18)	Mr. Langevin served as our Chief Executive Officer until September 1, 2019, when he became Executive Chairman.
(19)	Mr. Filipov became our Chief Executive Officer on September 1, 2019.

Narrative to Summary Compensation Table

The compensation program established for the Company’s executive officers consisted of the following elements:

Base Salary: The base salaries of our named executive officers depend on their job responsibilities, the market rate of compensation paid by companies in our industry for similar positions, our financial position and performance, and the strength of our business. Base salaries provide a fixed means of compensation in order to attract and retain talent. Mr. Langevin received a base salary of $350,000 as Executive Chairman during the fiscal year ended December 31, 2020. Mr. Filipov’s salary was $366,667 per year during the fiscal year ended December 31, 2020. The base salary for Mr. Kiefer was $277,750 per year during the fiscal year ended December 31, 2020.

Performance-Based Cash Awards: As part of the Company’s executive compensation program, our executive officers are eligible to receive performance-based cash awards. The annual performance-based cash awards are based on the executive officer’s individual performance and the Company’s actual performance compared to the corporate goals approved by the Board and the Compensation Committee. Following the end of each fiscal year, the Board and the Compensation Committee are responsible for determining the bonus amount payable to each executive officer based on that executive officer’s individual performance during the fiscal year and its determination of the Company’s actual performance compared to the corporate goals established for that fiscal year. Bonuses of $0, $50,000 and $40,000 were awarded to Messrs. Langevin, Filipov and Kiefer, respectively, based on the Company’s performance during fiscal 2020 and each individual officer’s roles in contributing to such performance.

Long-Term Equity Awards: Equity ownership by our executive officers and key employees encourages them to create long-term value and aligns their interests with those of our stockholders. As a result, our executive compensation program provides for the issuance of stock options and restricted stock units (“RSUs”) as determined by the Compensation Committee and our Board.

During the fiscal year ended December 31, 2020, the Compensation Committee authorized the issuance of an aggregate of 40,000 RSUs to our named executive officers. Each RSU represents the right to receive one share of common stock, issuable at the time the RSUs vest, as set forth in the respective RSU agreements. The breakdown is as follows:

•	David J. Langevin RSU Award: The Board granted Mr. Langevin 10,000 RSUs, under this award 3,300, 3,300 and 3,400 shares vest on March 8, 2022, 2023 and 2024, respectively.
•	Steve Filipov RSU Award: The Board granted Mr. Filipov 10,000 RSUs, under this award 3,300, 3,300 and 3,400 shares vest on March 8, 2022, 2023 and 2024, respectively.
•

Steve Kiefer RSU Awards: The Board granted Mr. Kiefer 10,000 RSUs, under this award 3,300, 3,300 and 3,400 shares vest on March 8, 2022, 2023 and 2024, respectively. In addition, Mr. Kiefer was granted 10,000 RSU’s on January 1, 2020, under this award 3,300, 3,300 and 3,400 shares vest on January 1, 2021, 2022 and 2023, respectively.

Outstanding Equity Awards at 2020 Fiscal Year-End

The following table sets forth information about outstanding equity awards held on December 31, 2020 by our named executive officers. In addition to the vesting provisions described in notes to the table below:

•

Pursuant to the employment agreements that the Executive Chairman and Chief Executive Officer have with the Company, if their employment terminates Without Cause (as defined in such employment agreements) or for Good Reason (as defined in such employment agreements) within the six (6) month period preceding a Change in Control (as defined in such employment agreements), in anticipation of such Change in Control, or within twenty-four (24) months following a Change in Control, they shall be entitled to, among other things, the payment simultaneously with the termination of their employment of the full value of any then vested or unvested Company equity incentive plan awards.

•

In addition, pursuant to the employment agreements that the Executive Chairman and Chief Executive Officer have with the Company, if their employment is terminated by the Company without Just Cause (as defined in such employment agreements), or if the Company chooses not to renew their employment agreements, they shall be entitled to, among other things, the payment of the full value of any then vested or unvested Company equity incentive plan awards.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
David J. Langevin(1)	—	—	—	—	—	18,040	$93,086	—	—
Steve Filipov(1)	16,500	33,500	—	$5.62	9/1/29	48,500	$250,260	—	—
Steve Kiefer(1)	—	—	—	—	—	33,400	$172,344	—	—

(1)	The unexercised options and unvested restricted shares above vest as shown below:

	David J. Langevin	Steve Filipov	Steve Kiefer
January 1, 2021	—	—	3,300
March 6, 2021	3,300	4,950	3,300
March 13, 2021	3,960	—	3,960
September 1, 2021	—	33,000	—
December 31, 2021	—	—	2,640
January 1, 2022	—	—	3,300
March 6, 2022	3,300	4,950	3,300
March 13, 2022	4,080	—	4,080
September 1, 2022	—	34,000	—
December 31, 2022	—	—	2,720
January 1, 2023	—	—	3,400
March 6, 2023	3,400	5,100	3,400
Total	18,040	82,000	33,400

(2)	Market value is determined based on the closing price of $5.16 per share of our Common Stock on December 31, 2020.

Employment Agreements

David J. Langevin

Effective September 1, 2019, Mr. Langevin transitioned into the role of Executive Chairman. In connection with his transition, Mr. Langevin entered into an amendment to his employment agreement with the Company dated effective as of September 1, 2019. Pursuant to this amendment, Mr. Langevin will serve as Executive Chairman of the Company for a three- year term commencing on September 1, 2019. The employment term will automatically extend for three-year periods at the end of the then-current term, unless either the Company or Mr. Langevin notifies the other in writing of non-renewal at least 90 days prior to the expiration of the then-current term. In his role as Executive Chairman, his annual base salary will be $350,000, which will be reviewed annually by the Compensation Committee, and he will be eligible to receive annual cash incentives as determined by the Compensation Committee. In accordance with his employment agreement, Mr. Langevin is also provided with a $1,500 per month car allowance plus reimbursement for the dues of a private club membership, cellular telephone and data service costs and expenses.

If the Company terminates Mr. Langevin without “just cause” (as defined in the employment agreement) or if the Company chooses not to renew the agreement, Mr. Langevin is entitled to a severance payment of two year’s salary plus continued health plan coverage, welfare benefits and certain other perquisites for two years and the payment of then vested or unvested Company equity incentive awards. If he is terminated for just cause or if he resigns, he is entitled to no severance payment.

If Mr. Langevin is involuntarily terminated without just cause or “good reason” (as defined in the employment agreement) within 6 months prior to and in anticipation of, or 24 months following, a change of control, he is entitled to receive severance benefits. In addition to the severance payments provided for above, the agreement provides for a payment equal to two times the average of Mr. Langevin’s bonus received in the prior three years, as well as a pro rata bonus for the fiscal year during which the change of control occurs.

Please see “Potential Payments upon Termination or Change of Control” for a description of the payments due Mr. Langevin upon the termination of his employment.

If Mr. Langevin is terminated without just cause or “good reason” (as defined in the employment agreement) then he will be subject to a non-competition covenant for so long as we are making post-employment payments to him in accordance with his employment agreement. In all other cases, Mr. Langevin is subject to a non-competition covenant for two years following termination of his employment. Notwithstanding the above, Mr. Langevin may not invest in a competitor, subject to certain exceptions, for two years following his employment. In addition, he is obligated to maintain the confidentiality of our proprietary information and trade secrets for the longer of a period of two years following the termination of his employment or until he is no longer receiving compensation or severance payments pursuant to his employment agreement.

Steve Filipov

In connection with his appointment as Chief Executive Officer of the Company, Mr. Filipov entered into an employment agreement with the Company dated effective as of September 1, 2019. Pursuant to the agreement, Mr. Filipov will serve as Chief Executive Officer of the Company for a three-year term commencing on September 1, 2019. The employment term will automatically extend for one-year periods at the end of the then-current term, unless either party notifies the other party in writing of non-renewal at least 90 days prior to the expiration of the then-current term. Mr. Filipov will receive an annual base salary of $350,000, which will be reviewed annually by the Compensation Committee, and is eligible to receive annual cash incentives with a maximum annual target bonus of 200% of his base salary. On September 1, 2019, he was granted 50,000 restricted stock units and 50,000 options to purchase common stock, each of which will vest over a three-year period. Mr. Filipov is also entitled to employee benefits that the Company provides to employees generally, including medical benefits, participation in retirement plans and paid vacation time.

If the Company terminates Mr. Filipov without “just cause” (as defined in the employment agreement) or if the Company chooses not to renew the agreement at the end of its then-current term, Mr. Filipov will be entitled to a severance payment of two years’ salary plus continued health plan coverage, welfare benefits and certain other perquisites for two years and the payment of then vested or unvested Company equity incentive awards. If he is terminated for just cause or if he resigns, he is entitled to no severance payment.

If Mr. Filipov is involuntarily terminated without just cause or “good reason” (as defined in the employment agreement) within 6 months prior to and in anticipation of, or 24 months following, a “change in control” (as defined in the agreement), then in addition to the severance payments provided for above, Mr. Filipov will be entitled to receive a payment equal to two times the average of his bonus received in the prior three years, as well as a pro rata bonus for the fiscal year during which the change of control occurs.

Please see “Potential Payments upon Termination or Change of Control” for a description of the payments due Mr. Filipov upon the termination of his employment.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The employment agreement with our Executive Chairman provides for payments to him upon voluntary termination, involuntary termination without just cause; non-renewal by us of his employment agreement, just cause termination, termination following a change in control, and in the event of permanent disability of the executive. Under his employment agreement, severance payments in connection with a change in control are, however, subject to a “double trigger,” meaning that both a change of control and a termination are required.

Such amounts payable to him are described below assuming that each event triggering payment occurred on December 31, 2020.

The following assumptions were made in estimating the payments set forth below: (1) termination payment of accrued unpaid base salary is calculated assuming a full pay period (this payment may be less, depending upon where the termination date falls within the pay period); (2) the value of post-termination health, dental and life insurance is estimated to be $1,500 per month; and (3) accrued and unused vacation is assumed to be the annual maximum of four weeks. The price of our common stock upon which certain of the calculations below are made was the closing price on the NASDAQ stock market ($5.16 per share) as of December 31, 2020.

The employment agreement for our Executive Chairman defines “change of control” as:

(1)	the sale or other transfer of more than 50% of the ownership interests of the Company to one or more non-affiliated corporations, persons or other entities,
(2)

the merger or consolidation of the Company with another non-affiliated corporation, person or entity such that the stockholders of the Company, immediately preceding the merger or consolidation own less than 50% of the person or other entity surviving the merger or consolidation,

(3)	the failure of the Company to assign such employment agreement to a successor,
(4)

a majority of the members of the Board of Directors of the Company on the date of the employment agreement (each a “Current Director”) cease to be members of the Board of Directors of the Company, provided that any director recommended by a majority of the Current Directors as a successor of a Current Director shall be deemed to be a Current Director, and

(5)	the sale, merger or other transfer of all or substantially all of the Company’s consolidated assets to one or more non-affiliated corporations, persons or other entities.

The employment agreement for our Executive Chairman defines “just cause” as:

(1)	employee’s admission of, or conviction, of any act of fraud, embezzlement or theft against the Company or any of its subsidiaries;
(2)	employee’s plea of guilty or of no contest with respect to, admission of, or conviction for, a felony or any crime involving moral turpitude, fraud, embezzlement, theft or misappropriation;
(3)	employee’s violation of the confidentiality, ownership of inventions, and non-competition provisions set forth in the employment agreement;
(4)	employee’s misappropriation of the Company’s or any of its subsidiaries’ funds or a corporate opportunity by employee;
(5)

employee’s negligence, willful or reckless conduct that has brought or is reasonably likely to bring the Company or any of its subsidiaries into public disgrace or disrepute or which has had or is reasonably likely to have a materially adverse effect on the Company’s business;

(6)	any violation by employee of any statutory or common law duty of loyalty to the Company or any of its subsidiaries;
(7)	alcohol or substance abuse by employee that interferes with the performance of employee’s duties; or
(8)

any other material breach by employee of his employment agreement; provided that the reasons described in clauses (3), (6), (7) and (8) are subject to giving the employee notice and an opportunity to correct such behavior.

David J. Langevin

Executive Benefits and Payments Upon Termination	Voluntary Termination	Involuntary Termination without Just Cause or Non-Renewal of Employment Agreement by the Company	Just Cause Termination	A Qualified Involuntary Termination With a Change in Control	Permanent Disability
Compensation:
Continuation of Base Salary	—	$700,000	—	$700,000	$350,000
Termination Payment of Accrued Unpaid Base Salary	$14,583	$14,583	$14,583	$14,583	$14,583
Payment of Twice the Average of the Past Three Year Bonuses	—	—	—	$66,667	—
Payment of Vested and Unvested Incentive Awards	—	$93,086	—	$93,086	$93,086
Benefits:
Car Allowance Reimbursement	—	$18,000	—	$36,000	—
Post-Termination Payment of Whole Life Insurance Premiums	—	$50,000	—	$50,000	$25,000
Post-Termination Health, Dental & Life Insurance	—	$36,000	—	—	$18,000
Private Club Dues Reimbursement	—	$21,000	—	$21,000	$10,500
Termination Payment of Accrued Unpaid Car Allowance	$1,500	$1,500	$1,500	$1,500	$1,500
Accrued Unused Vacation	$26,923	$26,923	$26,923	$26,923	$26,923
Total:	$43,006	$961,092	$43,006	$1,009,759	$539,592

Steve Filipov

The employment agreement with our Chief Executive Officer provides for payments to him upon voluntary termination, involuntary termination without just cause; non-renewal by us of his employment agreement, just cause termination, termination following a change in control, and in the event of permanent disability of the executive. Under his employment agreement, severance payments in connection with a change in control are, however, subject to a “double trigger,” meaning that both a change of control and a termination are required.

Such amounts payable to him is described below assuming that each event triggering payment occurred on December 31, 2020.

The following assumptions were made in estimating the payments set forth below: (1) termination payment of accrued unpaid base salary is calculated assuming a full pay period (this payment may be less, depending upon where the termination date falls within the pay period); (2) the value of post-termination health, dental and life insurance is estimated to be $1,500 per month; and (3) accrued and unused vacation at December 31, 2020. The price of our common stock upon which certain of the calculations below are made was the closing price on the NASDAQ stock market ($5.16 per share) as of December 31, 2020.

The employment agreement for our Chief Executive Officer define “Change of Control” and “just cause” consistently with the definitions in our Executive Chairman’s employment agreement.

Executive Benefits and Payments Upon Termination	Voluntary Termination	Involuntary Termination without Just Cause or Non-Renewal of Employment Agreement by the Company	Just Cause Termination	A Qualified Involuntary Termination With a Change in Control	Permanent Disability
Compensation:
Continuation of Base Salary	—	$800,000	—	$800,000	$400,000
Termination Payment of Accrued Unpaid Base Salary	$16,667	$16,667	$16,667	$16,667	$16,667
Payment of Twice the Average of the Past Three Year Bonuses	—	—	—	$225,000	—
Payment of Vested and Unvested Incentive Awards	—	$250,260	—	$250,260	$250,260
Benefits:
Car Allowance Reimbursement	—	$18,000	—	$36,000	—
Post-Termination Health, Dental & Life Insurance	—	$36,000	—	$234,000	$18,000
Termination Payment of Accrued Unpaid Car Allowance	$1,500	$1,500	$1,500	$1,500	$1,500
Accrued Unused Vacation	$18,462	$18,462	$18,462	$18,462	$18,462
Total:	$36,629	$1,140,889	$36,629	$1,581,889	$704,889

Steve Kiefer

Executive Benefits and Payments Upon Termination	Voluntary Termination	Involuntary Termination without Just Cause or Non-Renewal of Employment Agreement by the Company	Just Cause Termination	Permanent Disability
Compensation:
Continuation of Base Salary	—	—	—	—
Termination Payment of Accrued Unpaid Base Salary	$11,802	$11,802	$11,802	$11,802
Payment of Twice the Average of the Past Two Year Bonuses	—	—	—	—
Payment of Vested and Unvested Incentive Awards	—	—	—	—
Benefits:
Car Allowance Reimbursement	—	—	—	—
Post-Termination Health, Dental & Life Insurance	—	—	—	—
Termination Payment of Accrued Unpaid Car Allowance	$750	$750	$750	$750
Accrued Unused Vacation	$9,805	$9,805	$9,805	$9,805
Total:	$22,357	$22,357	$22,357	$22,357

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers, directors and persons who beneficially own more than 10% of a registered class of our equity securities to file reports of securities ownership and changes in such ownership with the SEC. Officers, directors and greater than 10% beneficial owners are also required by rules promulgated by the SEC to furnish us with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of such forms furnished to us and/or written representations that no Form 5 filings were required, we believe that during the period from January 1, 2020 through December 31, 2020, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with on a timely basis.

Code of Ethics

We have adopted a code of ethics applicable to our principal executive officer and principal financial and accounting officer, in accordance with Section 406 of the Sarbanes-Oxley Act of 2002, the rules of the SEC promulgated thereunder, and the NASDAQ rules. The code of ethics also applies to all of our employees as well as our Board of Directors, including our Executive Chairman. In the event that any changes are made or any waivers from the provisions of the code of ethics are made, these events would be disclosed on our website or in a report on Form 8-K within four business days of such event. The code of ethics is posted on our website at www.manitexinternational.com. Copies of the code of ethics will be provided free of charge upon written request directed to Investor Relations, Manitex International, Inc., 9725 Industrial Drive, Bridgeview, Illinois 60455.

Transactions with Related Persons

Discussed below are certain direct and indirect relationships and transactions involving our company and certain of our Directors, executive officers, nominees for Director, beneficial owners of more than five percent of our Common Stock and members of the immediate families of the foregoing. We believe that the terms of the following transactions are comparable to terms that would have been reached by unrelated parties in arms-length transactions.

Bridgeview Lease

Beginning June 1, 2010, we lease our 40,000 sq. ft. Bridgeview facility from an entity controlled by Mr. Langevin, the Company’s Executive Chairman. On October 3, 2018, the lease was amended to extend the initial lease term to fifteen years expiring in May 3, 2025 with a provision for an option for a five-year extension period and thereafter, six one-year extension periods. Pursuant to the terms of the lease, we made monthly lease payments of approximately $23,000. The Company is also responsible for all the associated operating expenses, including insurance, property taxes, and repairs. The lease contains a rental escalation clause under which annual rent is increased during the initial lease term by the lesser of the increase in the Consumer Price Increase or 2.0%. Rent for any extension period shall however, be the then-market rate for similar industrial buildings within the market area. The dollar value of Mr. Langevin’s interest in the lease transaction was approximately $276,000 and $273,000 in 2020 and 2019, respectively. We have assumed for the purpose of calculating Mr. Langevin’s interest in the lease transaction, that he and his affiliates own 100% of the equity interests of the entity that is a party to such transaction.

The Company has the option, to purchase the building by giving the landlord written notice at any time prior to the date that is 180 days prior to the expiration of the lease or any extension period. The landlord can require the Company to purchase the building if a change of Control Event, as defined in the agreement, occurs by giving written notice to the Company at any time prior to the date that is 180 days prior to the expiration of the lease or any extension period. The purchase price regardless whether the purchase is initiated by the Company or the landlord will be the Fair Market Value as of the closing date of said sale.

The entity controlled by Mr. Langevin sold the building on December 31, 2020 to an unaffiliated third party. The terms of the new building lease are the same in all material respects.

Transactions with Terex Corporation

Terex Corporation (“Terex”) owns 1,138,581 common shares of the Company or approximately 5.72% of the Company’s outstanding shares as of April 9, 2021.

Additionally, the Company had issued a subordinated convertible debenture with a $7,500 face amount payable to Terex. The convertible debenture, is subordinated, carries a 5% per annum coupon, and is convertible into Company common stock at a conversion price of $13.65 per share or a total of 549,451 shares, subject to customary adjustment provisions. The Company has paid off the convertible debenture as of December 31, 2020. See Note 14 to our consolidated financial statements in our Annual Report on Form 10-K filed on March 11, 2021 for additional details.

Approval Process

Transactions involving related persons are approved, or ratified if pre-approval is not feasible, by our Audit Committee, which approves or ratifies the transaction only if our Audit Committee determines that it is in the best interests of our stockholders. In considering the transaction, our Audit Committee considers all relevant factors, including, as applicable (i) the business rationale for entering into the transaction; (ii) available alternatives to the transaction; (iii) whether the transaction is on terms no less favorable than terms generally available to an unrelated third party under the same or similar circumstances; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and (v) the overall fairness of the transaction. Our Audit Committee also periodically monitors ongoing transactions involving related persons to ensure that there are no changed circumstances that would render it advisable to amend or terminate the transaction.

DIRECTOR COMPENSATION

Directors who are employees of the Company receive no compensation, as such, for their service as members of the Board. In calendar year 2020, pursuant to the Non-Employee Director Plan, Directors who were not employees of the Company received $10,000 per quarter. All Directors are reimbursed for expenses incurred in connection with attendance at meetings. In addition, non-employee Directors are eligible to participate in the Company’s 2019 Equity Incentive Plan.

The following table sets forth information regarding the compensation received by each of our non-employee Directors during the year ended December 31, 2020:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)			Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Ronald M. Clark	$40,000	$45,610	(2)		—	—	—	—		$85,610
Robert S. Gigliotti	$40,000	$45,610	(2)		—	—	—	—		$85,610
Frederick B. Knox	$40,000	$45,610	(2)		—	—	—	—		$85,610
Marvin B. Rosenberg	$40,000	$45,610	(2)		—	—	—	$120,000	(1)	$205,610
Ingo Schiller	$40,000	$45,610	(2)	(3)	—	—	—	—		$85,610
Stephen J. Tober	$40,000	$45,610	(2)		—	—	—	—		$85,610

(1)	Represents consulting fees paid for services provided to the Company.
(2)

Represents the value of 4,000 restricted stock units based on closing price of the Company’s Common Stock of $5.89 on March 6, 2020 and 5,000 restricted stock units on August 14, 2020 of $4.41, the date of grant.

(3)	All shares received by Mr. Schiller in connection with his service as a director of Manitex have been assigned to Tadano under the terms of Mr. Schiller’s arrangement with Tadano.

Outstanding Equity Awards at 2020 Fiscal Year-End

The following table sets forth information about outstanding equity awards held on December 31, 2020 by the Company’s non-employee Directors:

Name	Number of Unvested Restricted Stock Units
Ronald M. Clark	10,740
Robert S. Gigliotti	10,740
Frederick B. Knox	10,740
Marvin B. Rosenberg	10,740
Ingo Schiller	—
Stephen J. Tober	10,740

AUDIT COMMITTEE

The Board of Directors has adopted a written charter for the Audit Committee. The four members of the Audit Committee are “independent directors” as that term is defined in NASDAQ Rule 5605(a)(2), NASDAQ Rule 5605(c)(2)(A), and Rule 10A-3 as promulgated under the Securities Exchange Act of 1934, as amended.

Principal Accounting Firm Fees. The aggregate amount of fees billed for professional services by GRANT THORNTON LLP for the fiscal year ended December 31, 2020 and 2019 are as follows:

	2020	2019
Audit Fees	$959,277	$1,140,359
Audit-Related Fees	—	—
Total Audit and Audit-Related Fees	$959,277	$1,140,359

Audit Fees. These fees are for professional services rendered in connection with the integrated audit of our annual financial statements for the fiscal years ended December 31, 2020 and 2019. Audit fees also includes fees related to the reviews of the financial statements included in our Quarterly Reports on Form 10-Q and statutory filings for the fiscal years ended December 31, 2020 and 2019.

Audit-Related Fees. These fees are fees billed in the fiscal year for assurance and related services in connection with the performance of the audit or review of our financial statements but are not “Audit Fees”.

The Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy which requires the Audit Committee’s pre-approval of audit and non-audit services performed by the independent auditor to assure that the provision of such services does not impair the auditor’s independence. The policy authorizes the Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

All engagements for audit and non-audit rendered by Grant Thornton for fiscal years 2020 and 2019 were pre-approved in accordance with the Audit and Non-Audit Services Pre-Approval Policy.

Audit Committee Report

The Audit Committee report set forth below shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference and shall not otherwise be deemed filed under such acts.

Audit Committee Report. Management is responsible for the Company’s internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. The Independent Registered Public Accounting Firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes on behalf of the Board of Directors. In this context, the Audit Committee has reviewed and discussed with management the audited financial statements. The Audit Committee has discussed with the Independent Registered Public Accounting Firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC. In addition, the Audit Committee has received the written disclosures and the letter from the Independent Registered Public Accounting Firm required by applicable requirements of the PCAOB regarding the Independent Registered Public Accounting Firm’s communications with the Audit Committee concerning independence and has discussed with them their independence from the Company and its management. Moreover, the Audit Committee has considered whether the Independent Registered Public Accounting Firm’s provision of other non-audit services to the Company is compatible with the auditor’s independence. Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for filing with the Securities and Exchange Commission. By recommending to the Board of Directors that the audited financial statements be so included, the Audit Committee is not opining on the accuracy, completeness or fairness of the audited financial statements.

Sincerely,

RONALD M. CLARK

ROBERT S. GIGLIOTTI

FREDERICK B. KNOX

STEPHEN J. TOBER

PROPOSAL 2:	RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2021

The Board of Directors, upon recommendation of the Audit Committee, has appointed Grant Thornton LLP as Independent Registered Public Accounting Firm, to audit our consolidated financial statements for the year ending December 31, 2021, and to perform other appropriate services as directed by our management and Board of Directors.

A proposal will be presented at the meeting to ratify the appointment of Grant Thornton LLP as our Independent Registered Public Accounting Firm. It is not expected that a representative of Grant Thornton LLP will be present at the Annual Meeting. Stockholder ratification of the appointment of Grant Thornton LLP as our Independent Registered Public Accounting Firm is not required by our bylaws or other applicable legal requirement. However, the Board of Directors is submitting the selection of Grant Thornton LLP to the Stockholders for ratification as a matter of good corporate practice. If the Stockholders fail to ratify this appointment, other independent registered public accounting firm will be considered by the Board of Directors upon recommendation of the Audit Committee.

Even if the appointment is ratified, the Board of Directors at its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our company and our Stockholders.

Vote Required

The ratification of Grant Thornton LLP as our independent registered public accounting firm will require the affirmative vote of the holders of at least a majority of the outstanding shares of our Common Stock present or represented at the Annual Meeting. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL 3:	CONSIDER AN ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

This proposal provides our stockholders with the opportunity to cast an advisory vote on the Company’s executive compensation program (commonly known as “say-on-pay”), as required by Section 14A of the Securities Exchange Act of 1934.

In making decisions with respect to compensation for our named executive officers, our Compensation Committee is guided by the following objectives:

•

Our compensation program should be comprehensive, consisting of base salary, annual incentives, long term incentives and benefits, designed to support our objective of providing superior value to stockholders and customers;

•

Our compensation program should be designed to motivate and reward our executives for sustained superior performance through the use of variable compensation tied to short, intermediate and long-term results; and

•	Our business success depends on our ability to attract and retain executive talent through competitive compensation programs.

The total compensation package for our executive officers consists of base salary, annual incentives, long term incentives and benefits. In determining both the target level of compensation and mix of compensation elements, we consider market practice, business objectives, expectations of our stockholders, and our own subjective assessment of individual executives’ performance, growth and future potential. When making pay decisions, our Compensation Committee considers the competitiveness of individual elements of compensation, as well as the aggregate sum of base salary, annual incentives and the expected value of long-term incentives (determined at grant) for an executive officer.

Our target mix of base salary, annual incentives and long-term incentives generally reflects our peer industrial companies, with actual pay mix based on the performance of our Company and of the individual. We believe the current target pay mix supports a strong pay-for-performance culture; balances the focus on annual and long-term objectives in support of our business strategy; and satisfies the need for flexibility to motivate and reward exceptional performance.

Our executive compensation program is designed to attract and retain key executives who are critical to our future success and creation of stockholder value. We believe that both short-term and long-term incentive compensation opportunities provided to the executive officers are directly aligned with our performance, and that our compensation program is structured to ensure that a significant portion of executives’ compensation opportunities is directly related to achievement of financial and operational goals and other factors that impact stockholder value.

The Board of Director invites you to review carefully the tabular and other disclosures on compensation under Executive Compensation, and to cast a vote to approve the Company’s executive compensation programs through the following resolution:

“Resolved, that the stockholders approve the compensation of the Company’s named executive officers, including the compensation philosophy, practices and principles discussed above, the executive compensation tables, any narrative compensation disclosures contained in this Proxy Statement.”

While the vote does not bind the Board of Directors to any particular action, the Board of Directors values the input of the stockholders, and will take into account the outcome of this vote in considering future compensation decisions. The Board of Directors has adopted a policy of providing for annual say-on-pay advisory votes.

ADDITIONAL INFORMATION

Other Matters to Come Before the Meeting

Our Board of Directors does not know of any other matters to come before the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons designated as proxies to vote in accordance with their best judgment on such matters. If any other matter should come before the meeting, action on such matter will be approved if the number of votes cast in favor of the matter exceeds the number opposed.

Annual Report

The Annual Report to Stockholders covering the Company’s fiscal year ended December 31, 2020 is being mailed to Stockholders with this Proxy Statement. The Company’s annual report on Form 10-K under the Securities Exchange Act of 1934 for the year ended December 31, 2020, including the financial statements, schedules, and exhibits thereto, which the Company has filed with the SEC will be made available to beneficial owners of the Company’s securities without charge upon request by contacting Sherman Jung, 9725 Industrial Drive, Bridgeview, Illinois 60455.

Stockholder Proposals

Stockholders who intend to have a proposal considered for inclusion in the Company’s proxy materials for presentation at the 2022 Annual Meeting of Stockholders must submit the written proposal to the Company no later than December 24, 2021 addressed to the Corporate Secretary at the address set forth on the first page of this proxy statement. Stockholders who intend to present a proposal at the 2022 Annual Meeting of Stockholders without inclusion of such proposal in the Company’s proxy materials are required to provide notice of such proposal to the Company no later than March 9, 2022. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Delivery of Proxy Materials to Households

Pursuant to SEC rules, services that deliver the Company’s communications to stockholders that hold their stock through a bank, broker or other holder of record may deliver to multiple stockholders sharing the same address a single copy of the Company’s annual report to stockholders and this proxy statement. Upon written or oral request, the Company will promptly deliver a separate copy of the annual report to stockholders and this proxy statement to any stockholder at a shared address to which a single copy of each document was delivered. Such written or oral requests should be made to Sherman Jung at 9725 Industrial Drive, Bridgeview, Illinois 60455, or (708) 237-2096. Stockholders sharing the same address who wish to receive separate copies or only a single copy of the Company’s annual reports to stockholders and proxy statements in the future should contact Sherman Jung at 9725 Industrial Drive, Bridgeview, Illinois 60455.

Request to Return Proxies Promptly

A Proxy is enclosed for your use. Please mark, date, sign and return the Proxy at your earliest convenience or vote through the telephone or Internet procedures set forth on the Proxy. The Proxy requires no postage if mailed in the United States in the postage-paid envelope provided. A prompt return of your Proxy will be appreciated.

By Order of the Board of Directors,

/S/ SHERMAN JUNG
Bridgeview, Illinois

April 23, 2021

MANITEX INTERNATIONAL, INC. C/O BROADRIDGE P.O. BOX 1342 BRENTWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR
the following:		☐	☐	☐
1.	Election of Directors
Nominees
01 Ronald M. Clark 02 Steve Filipov 03 Robert S. Gigliotti 04 Frederick B. Knox 05 David J. Langevin 06 Marvin B. Rosenberg 07 Ingo Schiller 08 Stephen J. Tober

The Board of Directors recommends you vote FOR proposals 2 and 3.								For	Against	Abstain
2.	Ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for fiscal 2021.							☐	☐	☐
3.	Consider an advisory vote on the compensation of the Company’s named executive officers.							☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. (see reverse for instructions)					Yes	No	☐
Please indicate if you plan to attend this meeting					☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]				Date			Signature (Joint Owners)	Date

0000378805_1    R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — —

MANITEX INTERNATIONAL, INC.

Annual Meeting of Stockholders

June 3, 2021 11:00 AM (Central Daylight Time)

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) David J. Langevin and Steve Filipov, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of MANITEX INTERNATIONAL, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM (Central Daylight Time) on Thursday, June 3, 2021, at  9725 Industrial Drive, Bridgeview, Illinois 60455, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. If any other matters properly come before the meeting, the shares represented by this proxy will be voted in accordance with the discretion of the persons designated as proxies.

      Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side